                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             Dave & Buster's, Inc.
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                (Name of Registrant as Specified in its Charter)

               Alan L. Murray, Vice President and General Counsel
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                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee:
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             DAVE & BUSTER'S, INC.
                              2751 ELECTRONIC LANE
                              DALLAS, TEXAS 75220

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1996

To the holders of Common Stock of
Dave & Buster's, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dave & Buster's, Inc. (the "Company") will be held in The Show Room at Dave & Buster's, 10270 Composite Drive, Dallas, Texas, on June 11, 1996 at 2:00 p.m., local time, for the following purposes:

          (a) To elect one class of directors (consisting of three directors) of the Company for a three year term; and

          (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 15, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

                                            By Order of the Board of Directors

                                            /s/ ALAN L. MURRAY
                                            ALAN L. MURRAY
                                            Secretary

Dallas, Texas
May 20, 1996

                             DAVE & BUSTER'S, INC.
                              2751 ELECTRONIC LANE
                              DALLAS, TEXAS 75220

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 1996

     This Proxy Statement is furnished to stockholders of Dave & Buster's Inc., a Missouri corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 11, 1996, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

     This Proxy Statement and accompanying form of proxy are being mailed to the Company's stockholders on or about May 20, 1996. The Company's Annual Report, covering the Company's 1995 fiscal year, is enclosed herewith but does not form any part of the materials for solicitation of proxies.

                       ACTION TO BE TAKEN AT THE MEETING

     Only holders of record of common stock at the close of business on May 15, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 7,267,056 shares of common stock. The presence, either in person or by properly executed proxy, of the holders of record of a majority of the common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting.

     At the Annual Meeting, holders of the Company's common stock will consider and vote for the election of David O. Corriveau, Mark A. Levy and Martin Sneider to a three year term as directors of the Company. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term of three years for which election is sought.

     Holders of record of common stock are entitled to one vote per share. The election as a director of each nominee for election as a director requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of common stock represented, in person or by proxy, at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i) for the election to a three year term as directors of the Company of the three nominees set forth above; and (ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof. Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions will be included in vote totals and, as such, will have the same effect on any proposal other than the election of directors as a negative vote. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 31, 1996 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, and (iv) all of the directors and officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                                      SHARES BENEFICIALLY
                                                                           OWNED(1)
                                                                    -----------------------
                                 NAME                               NUMBER          PERCENT
    --------------------------------------------------------------  -------         -------
    5% OR MORE STOCKHOLDERS:
    Raborn & Co., Inc.............................................  514,050             7.1%
    777 E. Atlantic Avenue, Suite 301
    Delray Beach, Florida 33483
    DIRECTORS AND EXECUTIVE OFFICERS:
    David O. Corriveau............................................  371,312             5.1%
    2751 Electronic Lane
    Dallas, Texas 75220
    James W. Corley...............................................  346,312             4.8%
    Barry N. Carter...............................................    5,000               *
    Charles M. Krauthamer, Jr.....................................    2,000               *
    Charles Michel................................................      578               *
    Alan L. Murray................................................        0               *
    J. Michael Plunkett...........................................    8,000               *
    Sterling R. Smith.............................................    9,000               *
    Allen J. Bernstein............................................        0               *
    Peter A. Edison...............................................   50,817(2)            *
    Walter S. Henrion.............................................   44,080               *
    Mark A. Levy..................................................        0               *
    Andrew E. Newman..............................................  143,644(3)          2.0%
    Martin K. Sneider.............................................   15,536(4)            *
    Mark B. Vittert...............................................        0               *
    All directors and officers as a group (15 persons)............  996,289            13.7%

---------------

 *  Indicates less than 1%.

(1) Includes shares issuable upon exercise of stock options which are vested or will be vested prior to May 31, 1996.

(2) Mr. Edison has sole voting and dispositive power with respect to 11,210 shares and shared voting and dispositive power with respect to 39,607 shares.

(3) Mr. Newman has sole voting and dispositive power with respect to 44,296 shares and shared voting and dispositive power with respect to 99,348 shares.

(4) Mr. Sneider has sole voting and dispositive power with respect to 15,530 shares and shared voting and dispositive power with respect to 6 shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

     A brief description of each director and executive officer of the Company is provided below. Directors hold office until the next annual meeting of the stockholders or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors, except as provided below.

     Mr. Corriveau, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and President since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of the Company) from 1989 through June 1995. From 1982 to 1989, Messrs. Corriveau and Corley operated the Company's business.

     Mr. Corley, a co-founder of the Dave & Buster's concept in 1982, has served as Co-Chief Executive Officer and Chief Operating Officer since June 1995, and as a director of the Company since May 1995 and as Co-Chairman of the Board since February 1996. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding from 1989 through June 1995. From 1982 to 1989, Messrs. Corley and Corriveau operated the Company's business.

     Mr. Carter has served as Vice President, Director of Store Support, since June 1995 and as Vice President and Director of Store Support of D&B Holding from November 1994 to June 1995. From 1982 to November 1994, he served in operating positions of increasing responsibilities for the Company and its predecessors.

     Mr. Krauthamer has served as Vice President, Director of Store Openings, since December 1995. From 1991 to December 1995, Mr. Krauthamer served in operating positions of increasing responsibilities for the Company and its predecessors.

     Mr. Michel has served as Vice President and Chief Financial Officer since February 1996, as Chief Financial Officer of the Company since June 1995 and as Chief Financial Officer of D&B Holding from November 1994 to June 1995. From 1992 to October 1994, Mr. Michel served as Vice President and Chief Financial Officer of Sfuzzi, Inc., an Italian restaurant chain based in Dallas, Texas. Mr. Michel was with the accounting firm of KPMG Peat Marwick from 1976 to 1992, becoming a partner of such firm in 1986.

     Mr. Murray has served as Vice President, Director of Legal and Administration, since February 1996 and as Secretary and Director of Legal and Administration since June 1995. Mr. Murray served as Director of Legal and Administration of D&B Holding from November 1994 until June 1995. Mr. Murray served as Vice President, Secretary, and General Counsel of Phillips Colleges, Inc. from 1988 through 1994.

     Mr. Plunkett has served as Vice President, Director of Training, of the Company since June 1995 and as Vice President and Director of Training of D&B Holding from November 1994 to June 1995. From 1982 to November 1994, he served in operating positions of increasing responsibilities for the Company and its predecessors.

     Mr. Smith has served as Vice President, Director of Operations, of the Company since June 1995 and as Vice President and Director of Operations of D&B Holding from November 1994 to June 1995. From 1983 to July 1995, Mr. Smith served in operating positions of increasing responsibilities for the Company and its predecessors.

     Mr. Bernstein is founder of Quantum Restaurant Group, Inc., a New York Stock Exchange Company, and has been its Chairman of the Board and Chief Executive Officer since its inception in October 1988. Quantum owns and operates more than 70 restaurants, comprised of four distinct restaurant companies, Morton's of Chicago Steak Houses, Mick's, Bertolini's and Peasant Restaurants.

     Mr. Edison has been Senior Executive Vice President of Edison Brothers Stores, Inc., a specialty retailer ("Edison Brothers") since April 1995 and Director, Corporate Development of Edison Brothers since 1989. From 1992 to April 1995, Mr. Edison was an Executive Vice President of Edison Brothers. He was elected to the Board of Directors of Edison Brothers in 1990 and has served as a director of the Company since

December 1989. In November 1995, Edison Brothers filed for protection under Chapter 11 of the Federal Bankruptcy Code.

     Mr. Henrion has been a director of D&B Holding and, as a partner in Sandell Investments, has served as a consultant to the Company's business since 1989, and he has been a director of the Company since May 1995. He has also been a consultant to the restaurant industry since 1983. From 1972 to 1981, Mr. Henrion served as Executive Vice President and a director of TGI Friday's, Inc. Mr. Henrion is also Chairman of the Board and Chief Executive Officer of The Waldon Company, a corporation primarily engaged in real estate activities.

     Mr. Levy has been Vice Chairman of the Board of Directors of The Levy Restaurants and its parent entity, The Levy Organization, since 1978. The Levy Organization is a real estate development company, and The Levy Restaurants operates more than 40 restaurants, food service and special concession operations throughout the United States.

     Mr. Newman has been Chairman and Chief Executive Officer of Race Rock International, a motor sports themed restaurant company, since July 1995. He served as Chairman of the Board of Edison Brothers from 1987 to April 1995. He served as Chairman of the Board of the Company from June 1995 to February 1996. Mr. Newman has been a director of the Company since 1989 and a director of Edison Brothers since 1978. He is also a director of Lee Enterprises, Inc. and Sigma-Aldrich Corporation. In November 1995, Edison Brothers filed for protection under Chapter 11 of the Federal Bankruptcy Code.

     Mr. Sneider, adjunct Professor of Retailing at Washington University in St. Louis, served as President of Edison Brothers from 1987 to April 1995. Mr. Sneider has been a director of the Company since 1989 and a director of Edison Brothers since 1978. He also serves as a director of Angelica Corporation, and CPI Corporation. In November 1995, Edison Brothers filed for protection under Chapter 11 of the Federal Bankruptcy Code.

     Mr. Vittert has been a private investor for more than five years and is a director of Munsingwear, Inc. and Lee Enterprises, Inc.

     The Board of Directors held five meetings in fiscal 1995. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee, comprised of Messrs. Sneider (Chairman), Edison and Levy, recommends to the Board of Directors the appointment of the Company's independent auditors, reviews and approves the scope of the annual audit of the Company's financial statements, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures. The Audit Committee met one time during fiscal 1995.

     The Compensation Committee, comprised of Messrs. Levy (Chairman), Bernstein and Vittert, reviews and recommends compensation of officers and directors, administers stock option plans and reviews major personnel matters. The Compensation Committee met one time during fiscal 1995. See "Report of the Compensation Committee" included elsewhere in this Proxy Statement.

     The Executive Committee, comprised of Messrs. Corriveau, Corley, Levy, Newman and Sneider, exercises all of the powers and authority of the Board of Directors in the management and affairs of the Company when the Board of Directors is not in session, except to the extent such authority is delegated to another committee.

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth information concerning cash compensation paid or accrued by the Company during fiscal 1995 (the Company was not publicly-held prior to fiscal 1995) to or for the Company's Co-Chief Executive Officers and the three other highest compensated executive officers of the Company whose total salary and bonus exceeded $100,000.

                                              ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                              --------------------      -------------------------
                                                                                       SECURITIES
                                                                        RESTRICTED     UNDERLYING
                    NAME AND                                              STOCK         OPTIONS/         ALL OTHER
               PRINCIPAL POSITION              SALARY       BONUS         AWARDS         SAR'S        COMPENSATION(1)
    ----------------------------------------  --------     -------      ----------     ----------     ---------------
    David O. Corriveau......................  $255,256            (2)           0           0                0
      (Co-CEO)
    James W. Corley.........................   255,256            (2)           0           0                0
      (Co-CEO)
    Sterling R. Smith.......................    94,151     136,100      9,000 shs           0                0
      (V.P.)
    J. Michael Plunkett.....................    79,151     110,529      7,000 shs           0                0
      (V.P.)
    Barry N. Carter.........................    79,151      82,464      5,000 shs           0                0
      (V.P.)

---------------

(1) None of the named executive officers received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.

(2) See "Certain Transactions -- Spin-Off and Related Transactions" regarding amounts paid in 1995 pursuant to 1989 acquisition agreements.

EMPLOYMENT AGREEMENTS

     In June 1995, Edison Brothers consummated a spin-off (the "Spin-Off") to its stockholders of its ownership position in the Company. In connection with the Spin-Off, the Company entered into employment agreements with each of Messrs. Corriveau and Corley (the "Employment Agreements") to supersede the employment agreements entered in 1989. The Employment Agreements provide for employment by the Company of Messrs. Corriveau and Corley at salaries at least equal to their present salaries for a period of five years after the Spin-Off and contain a covenant not to compete during such employment and for a period of two years after such Employment Agreements' termination prior to expiration. After the termination of an Employment Agreement by expiration, the two year covenant not to compete remains in effect if the Company elects to pay the employee the full amount of his then current salary for a period of one year after such date of expiration. The Employment Agreements may be terminated upon death, disability, for "cause" (as defined therein) or for a material breach of such Employment Agreement. Pursuant to the terms of each Employment Agreement, if either Mr. Corriveau's or Mr. Corley's employment is terminated prior to the expiration of their respective Employment Agreement other than because of death, certain disabilities, certain unlawful or dishonest acts or a breach of the terms of such Employment Agreement, the Company will be obligated to continue to provide such employee's current salary and benefits until the later of (i) one year after the date of such termination or (ii) the earlier of (x) the expiration date of the respective Employment Agreement or (y) three years from the date of such termination. If, at any time during the term of either Employment Agreement, the respective employee is removed from the Board of Directors of the Company or at the expiration of his term as a director is not nominated to serve as a director of the Company, and the cause of such removal or failure to nominate is not the result of employee's unwillingness to serve as a director of the Company or certain actions by the employee, then such employee may elect to terminate his employment and treat such removal or failure to nominate as a termination without cause.

1995 STOCK OPTION PLAN

     The Company's Board of Directors adopted the Dave & Buster's, Inc. 1995 Stock Option Plan (the "Option Plan") in order to encourage ownership of the Company's common stock by key employees of the Company and its subsidiaries as well as other persons providing services to the Company. The Board of Directors believes that the Option Plan will enable the Company to attract and retain the services of outstanding employees in competition with other employers. Approximately 150 employees of the Company are eligible to receive options under the Option Plan. Administration of the Option Plan is vested in the Compensation Committee of the Company's Board of Directors (the "Committee").

     A total of 450,000 shares of common stock of the Company is available for the granting of options under the Option Plan. As of February 4, 1996, options to purchase a total of 255,441 shares of common stock had been granted under the Plan. If an option expires or terminates before it has been exercised in full, the shares of common stock allocable to the unexercised portion of such option will again be available for the grant of options under the Option Plan. The maximum number of shares with respect to which the options may be granted to any individual during any calendar year is 45,000.

     The purchase price of the shares under each incentive stock option may not be less than 100% of the fair market value of the common stock at the time of grant. The purchase price under each non-qualified stock option may not be less than 85% of the fair market value of the common stock at the time of grant. The aggregate fair market value, determined at the time of grant, of the common stock with respect to which incentive stock options (granted under the Option Plan and any other stock option plan of the Company) first become exercisable by an optionee in any calendar year may not exceed $100,000. The term of an option may not be more than ten years from the date of grant. The Option Plan will terminate on May 25, 2005; however, options outstanding at the termination of the Option Plan will not be affected by such termination.

     The Committee, in its sole discretion, may grant tax-offset bonus rights ("TOBRs") with respect to non-qualified options. A TOBR entitles the optionee to receive from the Company, upon exercise of the related non-qualified options, an amount in cash equal to (1) the excess, if any, of the aggregate market price over the aggregate purchase price of the shares acquired by such exercise, multiplied by (2) a percentage determined solely by the Committee. The Committee is charged with determining all other terms and provisions of any TOBR.

     The federal income tax consequences with respect to awards under the Option Plan differ depending on the form of stock options granted and certain other circumstances. Grants and exercises of incentive stock options are not taxable events although the excess of the fair market value of the shares on the date of exercise over the option price is an item of tax preference for purposes of computing alternative minimum taxable income. However, upon the subsequent disposition of shares acquired upon exercise, the optionee generally will realize, as long-term capital gain or loss, the difference between the sale price and the option price, provided the shares are held by the optionee for at least one year after the date of exercise and two years after the date of grant; however, if the shares are disposed of before the expiration of the one-year and two-year holding periods, the optionee generally will realize ordinary compensation income at the time of the disposition limited to the lesser of (a) the gain, if any, or (b) the excess of the fair market value of the shares at the time the option was exercised over the option price. The Company generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee. Grants of non-qualified stock options are not taxable events. However, upon exercise, the optionee generally will realize ordinary compensation income equal to the excess of the fair market value of the shares so acquired over the option price. The Company generally will be entitled to a deduction equal to the ordinary compensation income realized by the optionee.

     The following table sets forth information regarding the grant of stock options during fiscal 1995 under the Option Plan to the executive officers named in the above compensation table:

                                                      INDIVIDUAL GRANTS
                                             -----------------------------------
                                                          PERCENT OF                               POTENTIAL REALIZABLE
                                                            TOTAL                                    VALUE AT ASSUMED
                                                           OPTIONS/                                  ANNUAL RATES OF
                                                             SARS                                      STOCK PRICE
                                             OPTIONS/     GRANTED TO    EXERCISE                     APPRECIATION FOR
                                              SARS        EMPLOYEES     OR BASE                       OPTION TERM(1)
                                             GRANTED      IN FISCAL      PRICE      EXPIRATION    ----------------------
                     NAME                      (#)           YEAR        ($/SH)        DATE        5%($)        10%($)
    ---------------------------------------  -------      ----------    --------    ----------    --------    ----------
    Mr. Corriveau..........................  44,175 (2)     42.50%       $15.00       6/20/05     $416,721    $1,056,054
    Mr. Corley.............................  44,175 (2)     42.50%        15.00       6/20/05      416,721     1,056,054
    Mr. Smith..............................  10,500          6.93%        18.25       6/28/05      120,512       305,401
    Mr. Plunkett...........................  10,500          6.93%        18.25       6/28/05      120,512       305,401
    Mr. Carter.............................  10,500          6.93%        18.25       6/28/05      120,512       305,401

---------------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) The grant of options was made in connection with the Spin-Off and not as compensatory options. See "Certain Transactions -- Spin-Off and Related Transactions."

     The following table sets forth certain information with respect to the options held by the executive officers named in the above compensation table at February 4, 1996:

                                                                                VALUE OF UNEXERCISED
                                               NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                     OPTIONS AT                      OPTION AT
                                                FEBRUARY 4, 1996(1)             FEBRUARY 4, 1996(2)
                                            ----------------------------    ----------------------------
                     NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
    --------------------------------------  -----------    -------------    -----------    -------------
    Mr. Corriveau.........................       --            44,175            --              --
    Mr. Corley............................       --            44,175            --              --
    Mr. Smith.............................       --            10,500            --              --
    Mr. Plunkett..........................       --            10,500            --              --
    Mr. Carter............................       --            10,500            --              --

---------------

(1) No options were exercised by the named executive officers during fiscal
    1995.

(2) Based upon the closing price of the Common Stock of the Company on February 4, 1996, which price was $14.625 per share.

DIRECTOR COMPENSATION

     Directors who are employees of the Company receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members.

     Directors who are not employees of the Company receive $8,000 as an annual retainer, $1,000 for participation in each Board meeting and $800 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

     In February 1996, the Company adopted a stock option plan for outside directors (the "Directors Plan") to provide independent, outside directors (excluding those directors who were stockholders prior to February 1996) with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options. Directors who are not employees are entitled to participate in the Directors

Plan. A total of 100,000 shares of common stock are subject to the Directors Plan. Upon election to the Board of Directors of the Company, each eligible director is granted an option to purchase 15,000 shares effective as of the date of such election and vesting over a three year period. Accordingly, options have been granted to each of Messrs. Bernstein, Levy and Vittert to purchase an aggregate of 15,000 shares at an exercise price of $15.56 per share. The options granted under the Directors Plan are not entitled to "incentive stock option" treatment for federal income tax purposes. Accordingly, under federal income tax laws, an optionee upon exercise of an option under the Directors Plan will recognize ordinary income equal to the fair market value of the stock on the date of exercise minus the exercise price.

CERTAIN FILINGS BY EXECUTIVE OFFICERS AND DIRECTORS

     Under the securities laws of the United States, the Company's directors, executive officers and persons who own more than 10% of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied during fiscal 1995 except a filing on Form 5 by Peter A. Edison with respect to a change in the nature of his beneficial ownership during fiscal 1995.

                              CERTAIN TRANSACTIONS

SPIN-OFF AND RELATED TRANSACTIONS

     In December 1989, Edison Brothers formed the Company to acquire an 80% interest in the operating business of Dave & Buster's and formed a real estate holding company to hold 100% of the realty assets of the operating business. Messrs. Corriveau and Corley, as well as the other three minority owners of the Company (such five persons being collectively referred to as the "Minority Owners") retained a 20% interest in the operating business of the Company. In July 1994, in anticipation of the Spin-Off, Edison Brothers and the Minority Owners entered into an agreement (the "Transaction Agreement") to, among other things, combine the real estate and operating interests of the Company and to exchange shares of the Company's common stock for the equity held by the Minority Owners in the Company's principal operating subsidiary. As a result of the foregoing exchange and combination, Messrs. Corriveau, Corley and the other Minority Owners (which included Mr. Henrion) owned 15% of the combined entity (with Edison Brothers owning the remaining 85%).

     In connection with the December 1989 acquisition, the Minority Owners received nominal cash consideration and, in lieu of cash consideration, entered into employment and consulting agreements pursuant to which the Company agreed to pay the Minority Owners certain compensation (the "Earn-out Compensation") based upon an agreed formula applied to earnings for the one-year period ending August 1, 1995. Based upon such formula, the Earn-out Compensation was $10.0 million. The Company paid such amount to the Minority Owners immediately prior to the Spin-Off (less prior advances of approximately $2.7 million and the $0.5 foregone by the Minority Owners to fund the Special Distribution Employee Bonus described below).

     In July 1995, the Company purchased 0.75% of the Company's outstanding shares, or 38,978 shares, from certain Minority Owners through the exercise of an option under a 1989 option agreement. The Company then distributed such shares to 32 of its management employees (other than Messrs. Corriveau and Corley) as a Special Distribution Employee Bonus. The Minority Owners agreed with the Company that a portion of the Earn-Out Compensation to which they were otherwise entitled could be used to pay the exercise price of such option and to make certain payments to such management employees in connection with the grant of the Special Distribution Employee Bonus.

AGREEMENTS WITH EDISON BROTHERS

     Edison Brothers and the Company also entered into certain agreements described below providing for the Company's orderly transition during fiscal 1995 from an Edison Brothers' subsidiary to the status of an independent publicly held company.

     Distribution Agreement. The Company and Edison Brothers entered into a Distribution Agreement, which set forth the principal corporate transactions required to effect the Spin-Off and agreements that govern certain other matters following the Spin-Off. The Distribution Agreement provides that the Company will defend and hold harmless Edison Brothers, its subsidiaries and each of their respective directors, officers and affiliates (the "EBS Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) (collectively, "Indemnifiable Losses") incurred or suffered by any of the EBS Indemnitees and arising out of, or due to the failure of the Company to pay, perform or otherwise discharge, any of its liabilities under the Distribution Agreement or otherwise.

     The Distribution Agreement also provides that Edison Brothers will indemnify, defend and hold harmless the Company, its subsidiaries and each of their respective directors, officers and affiliates (the "D&B Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the D&B Indemnitees and arising out of, or due to the failure of Edison Brothers to pay, perform or otherwise discharge, any of its liabilities under the Distribution Agreement or otherwise.

     Pursuant to the terms of the Distribution Agreement, and except as otherwise provided therein or in any other agreement between the parties, the Company released each of the EBS Indemnities from and against any claim that the Company may have against any such EBS Indemnitee which relates to events, actions or omissions taken or occurring prior to the Spin-Off.

     Loan Facility. In connection with the Spin-Off, Edison Brothers agreed to provide certain financing for up to two additional Dave & Buster's restaurant/entertainment complexes ("Complexes") and for the Company's costs associated with the Spin-Off and a subsequent underwritten public offering of common stock during fiscal 1995. The maximum amount borrowed by the Company under this loan facility was $7,524,000. The loan facility was repaid in full in September 1995 and thereafter terminated by the Company. Amounts borrowed under the loan facility bore interest at an average annual rate of 7.93%.

     Tax Sharing Agreement. Through June 29, 1995 the Company's business operations were included in the consolidated federal income tax returns of Edison Brothers. As part of the Spin-Off, Edison Brothers and the Company entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing, among other things, for the allocation among the parties thereto of federal, state, local and foreign tax liabilities for all periods through June 29, 1995 and reimbursement by each party for any of its taxes which may have been paid or advanced by the other. The Tax Sharing Agreement provides that the Company will remain liable for tax liabilities attributable to it, its predecessors or its subsidiaries, as determined by Edison Brothers, for the taxable year during which the Spin-Off occurs and for the periods prior to the Spin-Off, together with any applicable interest and penalties, provided that Edison Brothers shall remain responsible for tax liabilities not arising as a result of the ordinary operation of the Company and of a non-recurring nature. The Company is responsible for all federal, state, local and foreign taxes attributable to the businesses of the Company after the Spin-Off.

     The Tax Sharing Agreement also generally provides that, subject to certain limitations, (i) Edison Brothers will pay to the Company 80% of any federal or state income or franchise tax benefit received from any permitted carryback of certain tax attributes of the Company or any of its subsidiaries to tax years beginning before the Spin-Off; (ii) the Company will pay to Edison Brothers any federal income tax benefit received by the Company or any of its subsidiaries from certain adjustments to the pre-Spin-Off tax liability of the Edison Brothers consolidated group that result in a decrease of the federal income tax liability of the Company or any of its subsidiaries; and (iii) Edison Brothers will pay to the Company any federal income tax detriment to the Company from certain adjustments to the pre-Spin-Off tax liability of the Edison Brothers consolidated group that result in an increase in the Federal income tax liability of the Company or any of its subsidiaries.

     Transition Services Agreement. Pursuant to a Transition Services Agreement, Edison Brothers continued to provide certain administrative services to the Company, including but not limited to, financial and accounting services, human resource services, legal services and lease administration, following the Spin-Off. Charges for such services were equal to 10% over Edison Brothers' internal costs (as reasonably determined by

Edison Brothers) plus reimbursement for any out-of-pocket costs. The expenses charged for these services subsequent to the Spin-Off were $368,000.

     Lease Guarantee Agreement. Pursuant to a Lease Guarantee Agreement, Edison Brothers has agreed to remain as guarantor of certain existing leases for the Company's facilities (the "Guaranteed Leases") and the Company has agreed, among other things, to (i) perform all of its obligations under each Guaranteed Lease,
(ii) indemnify Edison Brothers and its affiliates from and against any and all damage, loss, liability or expense resulting from the failure of the Company to perform such obligations, (iii) keep proper books and records with respect to the Guaranteed Leases and (iv) maintain all of its property in good working order and condition. In addition, the Company has agreed to promptly notify Edison Brothers of the occurrence of certain events with respect to the Guaranteed Leases. If the Company proposes to take action with respect to any particular Guaranteed Lease that will, in Edison Brothers' good faith judgment, violate the terms of the Guaranteed Lease or create a material risk that the Company will not be able to satisfy its obligations thereunder, the Company may be required to secure its obligation to indemnify Edison Brothers with respect to the applicable Guaranteed Lease with an irrevocable letter of credit or similar collateral satisfactory to Edison Brothers in an amount equal to 100% of the present value of all payments guaranteed with respect to such Guaranteed Lease. Without the prior written consent of Edison Brothers, the Company may not amend, renew or extend the term of any Guaranteed Lease. If the Company fails to perform its obligations under the Lease Guarantee Agreement or if there is a "change of control" of the Company (as such term is defined in the Lease Guarantee Agreement), then the Company is required to secure its obligation to indemnify Edison Brothers with respect to the Guaranteed Leases ("Indemnification Obligation") with an irrevocable letter of credit or similar collateral satisfactory to Edison Brothers in an amount equal to 100% of the present value of the aggregate remaining rental and other payments guaranteed with respect to the Guaranteed Leases ("Adequate Collateral").

     As additional security for the Company's obligations under the Lease Guarantee Agreement, the Company has granted Edison Brothers a security interest in (i) the Company's leasehold interests in the Guaranteed Leases, (ii) all real property owned by the Company on the date of execution of the Lease Guarantee Agreement, and (iii) all personal property located in any of the existing Complexes. Edison has agreed to subordinate its lien to a senior lender of the Company which provided financing for the construction of certain new Complexes for the Company. The obligations of Edison Brothers under certain guarantees of Complex leases terminate or may be assigned upon the occurrence of specified events including satisfaction by the Company of certain "net worth" targets. If, at any time, the Company elects to secure its Indemnification Obligation with Adequate Collateral, Edison Brothers has agreed to release its security interests in the property of the Company. The Lease Guarantee Agreement will terminate when all of Edison Brothers' obligations with respect to the Guaranteed Leases are fully and finally discharged.

     Standstill Restrictions. In connection with Spin-Off, the Company and the Minority Owners entered a Standstill/Registration Rights Agreement (the "Standstill Agreement") which restricts the sale, assignment, transfer, pledge or other disposition by the Minority Owners and their affiliates of the shares of the common stock issued to the Minority Owners in connection with the Spin-Off (the "Spin-Off Shares") and provides the Minority Owners and their affiliates certain rights and obligations with respect thereto.

     The Minority Owners have each agreed that the Minority Owners will not, and will not permit any of their affiliates (collectively, the "Minority Group") to, without the approval of a committee of the Company's independent directors, sell, assign, transfer, pledge or otherwise dispose of the Spin-Off Shares (except by operation of law) or grant any option, warrant or similar agreement with respect to the Spin-Off Shares, provided, however, that (i) at any time after June 29, 1997, any member of the Minority Group may make any sale of the Spin-Off Shares in accordance with Rule 144 under the Securities Act of 1933, as amended, (ii) at any time after three years from the Spin-Off any member of the Minority Group may sell the Spin-Off Shares in a registered offering, (iii) any member of the Minority Group may transfer the Spin-Off Shares to another member of the Minority Group, (iv) any member of the Minority Group may transfer the Spin-Off Shares to his spouse or children or any trust for the benefit of such Minority Owner or such family members if such person agrees to be bound by the Standstill Agreement, (v) any member of the Minority Group may sell the Spin-Off Shares pursuant to any tender offer or exchange offer for any or all of the shares of common stock which, in each case, is recommended by a committee of the Company's independent directors, and (vi) any member of the Minority Group may make a good faith pledge of the Spin-Off Shares under a borrowing agreement.

     The Minority Owners have agreed that until June 2000 (i) each Minority Owner will support the candidates selected by the majority of the Board of Directors as nominees to the Board of Directors of the Company and will vote all of his common stock in favor of the election of such nominees at all annual and any special meetings of the shareholders of the Company; (ii) no member of the Minority Group will, without the consent of a committee of the Company's independent directors, proceed with or seek to cause, directly or indirectly, the acquisition of the Company or substantially all of the equity securities or assets of the Company, or participate in any group to accomplish the foregoing; and (iii) no member of the Minority Group will seek, without the consent of a committee of the Company's independent directors, directly or indirectly, to control or influence the management, Board of Directors or policies of the Company, through proxy solicitation, voting agreement or otherwise, or participate in any group to accomplish the foregoing; provided, however, this restriction shall not prevent any Minority Owner from influencing management, the Board of Directors or the policies of the Company as an officer or director of the Company.

     The Standstill Agreement will terminate upon the earlier to occur of (i) the mutual agreement of the parties thereto, (ii) the Minority Group ceasing to own at least 5% of the total outstanding common stock of the Company, (iii) the date (after June 29, 1998) on which no Minority Owner is an employee or affiliate of the Company or (iv) on June 29, 2000.

CERTAIN OTHER TRANSACTIONS

     Prior to July 1995, the Company had outstanding loans to Mr. Corriveau in the amount of $190,000 and to Mr. Corley in the amount of $140,000. As required by the Transaction Agreement, these loans were repaid in June 1995 out of the bonuses paid to such individual. Each of these loans bore interest at the applicable federal rate, which was the statutory interest rate provided from time to time by the U.S. Treasury Department as the minimum rate of interest which may be charged with respect to a given lending transaction without subjecting such transaction to the imputed interest provisions of the Code. The Company also had outstanding non-interest bearing advances of $175,000 each to Mr. Corriveau and Mr. Corley. In addition, in connection with the execution of the Transaction Agreement, the Company advanced $850,000 each to Mr. Corriveau and Mr. Corley and $300,000 to Sandell Investments, a partnership in which Mr. Henrion serves as a general partner, which bear interest at 8% per annum. Pursuant to the Transaction Agreement, the Company paid an aggregate of $10 million (less prior advances of approximately $2.7 million) on June 29, 1995 to Mr. Corriveau, Mr. Corley and Sandell Investments as a non-refundable advance against the obligation to pay the Earn-Out Compensation. Such advance bore interest at 8% per annum.

     In connection with the Spin-Off in June 1995, the Company granted non-qualified stock options to Sandell Investments to purchase 15,591 shares of common stock at an exercise price of $15.00 per share. The options vest ratably over a five-year period.

     Pursuant to a consulting agreement between the Company and Sandell Investments, the Company pays consulting fees to Sandell Investment for advisory services relating to expansion and site selection for Complexes, market analysis, improvement and enhancement of the Company's business and other similar activities. The Company paid Sandell Investments the amount of $125,000 annually for each of fiscal 1993, 1994 and 1995, respectively, and will continue to pay such amount through 1999 when the consulting agreement expires.

                            STOCK PRICE PERFORMANCE

     The Company's common stock has been traded publicly since June 26, 1995. Prior to such date, there was no established market for its common stock. Set forth below is a line graph indicating a comparison of cumulative total returns (change in stock price plus reinvested dividends) for the Company's common stock from June 26, 1995 (the first day which the common stock was publicly traded) through February 4, 1996 as contrasted with (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Restaurant Stock Composite Index. Each index assumes $100 invested at June 26, 1995 and is calculated assuming reinvestment of dividends.

      Measurement Period            Dave &                        S&P Restau-
    (Fiscal Year Covered)          Buster's         S&P 500          rants
06/26/95                                100.00          100.00          100.00
02/04/96                                132.95          116.85          127.12

                            STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the 1997 annual meeting of stockholders must be received by the Company at its principal executive offices no later than January 31, 1997.

                                 MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to be available to respond to appropriate questions.

                                            By Order of the Board of Directors

                                            /s/ ALAN L. MURRAY
                                            ALAN L. MURRAY
                                            Secretary

Dallas, Texas
May 20, 1996

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is empowered to review, and to recommend to the full Board of Directors, the annual compensation, long-term incentive compensation and compensation procedures for all executive officers of the Company. The Compensation Committee, composed solely of non-employee directors, also administers the Option Plan.

     As a matter of policy, the Compensation Committee believes that the annual compensation of the executive officers should consist of both a base salary component and bonus component. The base salary component should be based on generally subjective factors and include the contribution the executive officer made and is anticipated to make to the success of the Company, the level of experience and responsibility of the executive officer, the competitive position of the Company's executive compensation and the Company's historical levels of compensation for executive officers. The Compensation Committee does not expect to assign quantitative relative weights, however, to any of these factors. The bonus component of the annual compensation of the executive officers should provide executive officers with the opportunity to earn a significant portion of their base salary in the form of incentive compensation, which therefore puts a significant portion of their total compensation "at risk." This incentive compensation is distributed upon the achievement of certain predetermined earnings targets.

     As described elsewhere in the proxy statement, the annual base salary for the co-chief executive officers of the Company has been established pursuant to arm's length negotiations between the co-chief executive officers and Edison Brothers as a part of the spin-off of the Company from Edison Brothers and in recognition of the 1989 agreements entered into in connection with the original acquisition of the Company's business by Edison Brothers in 1989. In addition, the incentive compensation paid in fiscal 1995 to such persons was established pursuant to agreements negotiated in 1989. Accordingly, the Compensation Committee did not separately review the compensation of the co-chief executive officers during fiscal 1995.

     The Company does not provide for any long-term compensation for executive officers other than through the granting of stock options. Option grants are made in the discretion of the Compensation Committee. The co-chief executive officers were granted stock options during fiscal 1995 as a part of the arm's length negotiations of the spin-off and not as compensatory options. Accordingly, no additional options were granted to the Company's co-chief executive officers in fiscal 1995.

Mark A. Levy, Chairman
Mark Vittert
Allen J. Bernstein

                           [DAVE & BUSTER'S LOGO]


                                                                    May 20, 1996

Dear Stockholder:

         The annual meeting of stockholders of Dave & Buster's, Inc. will be held in the Show Room at Dave & Buster's, 10270 Composite Drive, Dallas, Texas., on June 11, 1996 at 2:00 p.m., local time.

         It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials., complete the attached proxy form below, and return it promptly in the envelope provided.

         Thank you.


                    PLEASE DETACH PROXY HERE, SIGN AND MAIL

                                     PROXY
                             DAVE & BUSTER'S, INC.

                 The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Dave & Buster's, Inc. (the "Company") to be held on June 11, 1996, at 2:00 p.m., local time, and the Proxy Statement in connection therewith, and (b) appoints David O. Corriveau and James W. Corley, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS                      / /     FOR nominees listed below except as marked to the contrary below

                                           / /     WITHHOLD AUTHORITY to vote for all nominees listed below

                                  David O. Corriveau, Mark A. Levy and Martin Sneider

INSTRUCTION:              To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

                 If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

                 THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS.

                 The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                                   Dated:
                                         --------------------------------------


                                   --------------------------------------------
                                               Signature

                                   --------------------------------------------
                                        (Signature if held jointly)


                                   Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.